Exhibit 99.1

Uranium Resources, Inc. Announces Management Addition and the Acquisition of Properties

LEWISVILLE, Texas—(BUSINESS WIRE)—Nov. 21, 2005—Uranium Resources, Inc. (OTCBB:URIX) announced that William M. McKnight, Jr. has rejoined the Company as Vice President - Exploration. Mr. McKnight will be responsible for exploration and land acquisitions. Mr. McKnight was one of the founders of the Company and served as Sr. Vice President - Operations and Chief Operating Officer from 1978 to 1997.  He also served as a director of the Company until 1994. Mr. McKnight brings a wealth of knowledge and experience in both in situ uranium mining operations and in South Texas and New Mexico land and exploration opportunities.

The Company also announced that it continues working towards the completion of Production Area Authorization #3 at its Kingsville Dome project, which is expected to be completed by year end with production commencing in the second quarter of 2006. Prior to

1999 the Company produced about 3.5 million pounds of uranium for the Kingsville Dome property. Activities are currently underway to upgrade the Kingsville processing facility to allow the processing of the additional Kingsville Dome production. The Company has also identified additional areas at its currently idle but fully licensed Rosita property containing mineralized uranium material and continues in its plan to acquire known uranium deposits within the South Texas uranium trend.

Prior to 1999 the Company produced about 2.6 million pounds of uranium for the Rosita property. It has recently acquired 750 acres near the Rosita property which the Company believes contains mineralized uranium material. The Company plans to upgrade and restart the Rosita facility to process these materials.

This press release contains «forward-looking statements.» These include, without limitation, statements relating to future mining plans, production and other such matters. The words «expect,» «anticipate,» «estimate,» or «plans» and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.      The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company’s expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see «Cautionary Statements» included in the Company’s latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

CONTACT: Uranium Resources, Inc.

Paul K. Willmott, 972-219-3330  or

Thomas H. Ehrlich, 972-219-3330